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EXHIBIT 10.26

AMENDMENT TO EMPLOYMENT AGREEMENT

        This amendment to the Employment Agreement dated July 1, 2002 by and between Rentrak Corporation, an Oregon corporation (the "Company"), and Ronald Giambra ("Executive") (said Employment Agreement being referred to herein as the "Original Agreement"), is made as of the date executed by the parties below and is intended to supplement and supercede the Original Agreement in the following respects.

        1.    Extension of Term.    The parties agree to extend the term set forth the three year term set forth in Section 1.1 of the Original Agreement for one (1) year such that the employment of Executive shall will continue until June 30, 2006 (as opposed to June 30, 2005 in the Original Agreement), unless earlier terminated as provided in the Original Agreement.

        2.    Severance Payment on Change in Control.    For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if any of the events set forth below occur after the date hereof:

          (a)   Any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the corporation's then-outstanding securities; or

          (b)   The shareholders of the Company approve a merger or consolidation of the corporation with any other corporation; or

          (c)   The shareholders of the Company approve a plan of liquidation of the corporation or an agreement for the sale or disposition of the corporation or all or substantially all of its assets; or

          (d)   The Theatrical Division of the Company (or all or substantially all of its assets) is sold to any other company or corporation.

In the event a Change in Control occurs (or in the event Executive is terminated by the Company within 2 years after a Change in Control occurs, provided such termination is (a) by the Company other than for Cause, as defined in Section 4.3.1 of the Original Agreement, or (b) by Executive for Good Reason, as defined in Section 4.5.1 thereof), then the Company shall immediately pay to Executive a cash lump sum in an amount equal to (I) 2.99 multiplied by Executive's "Base Salary" determined pursuant to Section 280G of the Internal Revenue Code of 1986, as amended ("the Code"), less (ii) any other amount which constitutes a "parachute payment" to Executive as defined in Section 280G(b)(2) of the Code.

        3.    Section 280G Cap.    It is the intent of the parties hereto that no amount payable pursuant to the terms of this Agreement shall cause any payment or transfer by the Company or for the benefit of Executive, whether paid or payable (or transferred or transferable) pursuant to the terms of this Agreement or otherwise (a "Payment"), to be subject to taxation under Section 4999 of the Code and as an "excess parachute payment" as defined in Section 280G of the Code. In the event that the last independent auditors selected by the Board prior to the termination of Executive under this Agreement (the "Auditors") determine that any such item constitutes an "excess parachute payment," and that the limitation of this Section 2 of this Amendment would result in a larger after-tax benefit to Executive, then Executive may (but is not required to) irrevocably elect to relinquish or not exercise any payments or benefits available to Executive under any plan, contract or program before the payment or enjoyment thereof in order to limit such payments or benefits for the purpose of (I) eliminating any "excess parachute payment" or (ii) causing Executive to become eligible to receive all or any portion of the cash payment that would be made pursuant to Section 2 of this Amendment to the Original Agreement if Executive had no "parachute payments" as defined in Section 280G(b)(2) of the Code. For purposes of these calculations, (I) all amounts received in connection with Executive's employment by the Company or to be received by Executive in connection with a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (including but not limited to payments or benefits that Executive becomes entitled to in connection with a "Change in Control" as defined in Section hereof) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, except to the extent that such amounts are (A) relinquished pursuant to the preceding sentence or (B) identified in the written opinion of independent tax counsel selected by the Auditors and approved by Executive (which approval shall not be unreasonably withheld) as not constituting parachute payments or excess parachute payments (in whole or in part), or as representing reasonable compensation for personal services to be rendered or actually rendered before the Change in Control in excess of the base amount, within the meaning of Section 280G(b)(4)(B) of the Code, and (ii) the value of any non-cash benefit or any deferred cash payment included in the calculations shall be determined by the Auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. The Company shall bear the expense of obtaining the opinion of the independent tax counsel referred to in the preceding sentence.

        4.    No Mitigation.    Executive shall not be required to mitigate damages with respect to the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by retirement benefits, deferred compensation or any compensation earned by Executive as a result of employment by another employer.

        5.    Successor to Company.    The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such successor or assignment had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

        3.    No Other Changes:    Except as expressly provided for in this Agreement, the Original Agreement will remain in full force and effect.

        4.    Entire Agreement.    This Amendment to the Original Agreement contains the entire agreement and understanding between the parties regarding the limited subject matter addressed herein and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter of this Amendment. This Amendment may be amended only by a writing signed by Executive and by a duly authorized representative of Company.

The parties have duly executed this Agreement effective as of June 1, 2003.

RENTRAK CORPORATION	EXECUTIVE:
By
Name:	Ronald Giambra
Title:

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  EXHIBIT 10.26
AMENDMENT TO EMPLOYMENT AGREEMENT